1 VPG Appoints Nava Swersky Sofer as New Independent Director MALVERN, Pa. (December 5, 2024) - Vishay Precision Group, Inc. (NYSE: VPG), a leading producer of precision measurement and sensing technologies, today announced the appointment of Nava Swersky Sofer as an independent member to its Board of Directors, effective immediately. Saul Reibstein, Chairman of the Board of Vishay Precision Group, said, “We are pleased to have Nava join our board. As an entrepreneur and expert board director in the fields of technology and innovation across a broad range of industries, she brings valuable experience, perspective and expertise to VPG.” Ms. Sofer is a globally recognized strategic consultant, venture capitalist and thought leader specializing in innovation and technology commercialization. Since 2009, Ms. Sofer has lectured on innovation and entrepreneurship at major universities around the world and has served as a consultant to numerous governmental organizations and financial institutions. From 2005 to 2009, she served as president and CEO of the Yissum Hebrew University of Jerusalem Technology Transfer, the entity which owns and manages all of Hebrew University’s intellectual property. From 1995 to 2005, she was a partner at venture capital firms in California and Israel including Concord Ventures, Columbine Ventures, and Sanderling Ventures. Ms. Sofer’s corporate experience includes serving as vice president and member of the senior management forum at Novartis (then CIBA) from 1991 to 1996. Ms. Sofer earned a law degree from Tel Aviv University in 1986 and an MBA from the International Institute for Management Development (IMD) in Lausanne, Switzerland in 1990. She has served on numerous public and private boards, including Brenmiller Energy, BioCancell Therapuetics, the Israel Innovation Authority and Praxis Spinal Cord Institute. About VPG: Vishay Precision Group, Inc. (VPG) is a leader in precision measurement and sensing technologies. Our sensors, weighing solutions and measurement systems optimize and enhance our customers’ product performance across a broad array of markets to make our world safer, smarter, and more productive. To learn more, visit VPG at vpgsensors.com and follow us on LinkedIn. Contact: Steve Cantor Vishay Precision Group, Inc. 781-222-3516 steve.cantor@vpgsensors.com